Exhibit 99.1

Owens Corning 2006 summary annual report

Owens Corning

Owens Corning (NYSE: OC) is a world leader in building materials systems and composite solutions. A Fortune 500 company for 52 years, Owens Corning produces high-quality products ranging from insulation, roofing, siding and manufactured stone veneer, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology. delivering solutions Delivering innovative product and service solutions that meet customer needs and improve the thermal efficiency of residential, commercial and industrial buildings.

transforming markets Turning knowledge into value for our customers through product and service innovation and fostering a talented and diverse workforce that defines Owens Corning as a global company where market-leading businesses are built. enhancing lives Producing innovative products that improve home comfort and energy efficiency while maintaining a commitment to environmental stewardship and social progress. For more information, visit Owens Corning online at http://www.owenscorning.com. table of contents 8 insulating systems 10 composite solutions 12 roofing and asphalt 14 other building materials and services 2 ceo message 16 financial information 4 our company 24 board of directors 6 sustainability 25 corporate information financial highlights

	combined (a)	successor (a)	predecessor (a)
(in millions of dollars)	twelve months ended December 31, 2006	two months ended December 31, 2006	ten months ended October 31, 2006	twelve months ended December 31, 2005	twelve months ended December 31, 2004

Net sales	$ 6,461	$ 909	$ 5,552	$ 6,323	$ 5,675

Gross margin	1,066	110	956	1,158	1,026

Gross margin %	16.5%	12.1%	17.2%	18.3%	18.1%

Marketing & administrative expenses	537	92	445	565	530

Marketing & administrative expense as a % of sales	8.3%	10.1%	8.0%	8.9%	9.3%

Science & Technology expenses	80	30	50	58	47

Adjusted earnings before interest & income taxes(b)	569	71	498	544	452

Net cash flow from operations	(1,888)	15	(1,903)	746	449

Investment in plants & equipment	361	77	284	288	232

Total assets	8,470			8,735	7,639

(a)

As a result of the application of fresh-start accounting on October 31, 2006, the financial results of the Company for the two-month period ending December 31, 2006 are presented as “successor” and the financial results of the Company for the periods through October 31, 2006 are presented as “predecessor.” Because the successor Company is considered a new entity, there are no GAAP financial statements that combine the two periods in 2006. However, for the convenience of the reader, a column combining the results of these periods is included above.

(b)

When reviewing the operating performance of the Company with its Board of Directors and employees, management uses adjusted earnings before interest and income taxes. To calculate adjusted earnings before interest and taxes, management excludes certain items from net earnings and earnings before interest and taxes, including those related to the Company’s former Chapter 11 proceedings, former asbestos liabilities, and restructuring and other activities, so as to improve comparability over time. These items are further described in the five-year reconciliation of net earnings to adjusted earnings before interest and taxes presented on Page 20.

Owens Corning 2006 summary annual report      1

ceo message

2006 was a year of achievement at Owens Corning.

One day, as we think back on the proud history of Owens Corning, 2006 will be remembered as a year that opened a new chapter of global growth and innovation.

On November 1, 2006, Owens Corning relisted on the New York Stock Exchange following emergence from a six-year asbestos-related Chapter 11. While this was a difficult period for many of our stakeholders, we are proud that, upon emergence, we met each of the goals that we established when we began the process.

Specifically, we were committed to fairly compensating all individuals who were harmed in any way by exposure to an asbestos-containing product manufactured prior to 1972, while treating all of our creditors fairly and equitably through a process that was invisible to our customers as we continued to invest in our mutual growth. We were also committed to emerging from Chapter 11 as a stronger Company with an established platform for continued growth.

Having completed this important chapter in the history of our Company, the employees of Owens Corning have begun writing the next one.

2006 was a year of solid business results and decisive actions that position us well for the future

In 2006, Owens Corning reported record consolidated net sales of $6.461 billion, which reflected an increase of 2.2 percent compared with 2005. The Company’s adjusted earnings before interest and taxes equaled $569 million and were the second best in our history.

2006 was the safest year in our history as our Unconditional Commitment to Safety continued to pay dividends across our Company around the world.

We announced our intention to form a joint venture with Saint-Gobain to accelerate our global growth by bringing together the resources of two world leaders in glass fiber composite products, systems and solutions. This strategic initiative, which will be transformational for our Company, will deliver increased customer value through improved technology, an expanded range of glass fiber reinforcement products and a strengthened presence in developed and emerging markets.

Owens Corning took aggressive actions in its Other Building Materials and Services segment to improve its operating performance. We expanded the global presence of our rapidly growing Cultured Stone® business with a European acquisition. At the same time, we focused our services business to capitalize on the growth of our successful franchising model, and exited our HOMExperts business.

In February of 2007, we announced that we were exploring strategic alternatives for two business units. Specifically our Siding Solutions business, which consists of our vinyl siding manufacturing operations and Norandex/Reynolds distribution business, and Fabwel, a business that produces and fabricates composite components and sidewalls for recreational vehicles and cargo trailers.

In what promises to be the biggest innovation in residential roofing since the introduction of the in-line manufacturing process for laminate shingles, we introduced our newest high-end product line – the Duration™ Series shingle with SureNail® technology. Duration™ provides the homeowner with industry-leading aesthetics and performance, the roofing contractor with labor productivity, and our distribution channels with improved supply chain economics. This innovation will fundamentally change the position of our customers within the roofing industry and deliver improved results for our roofing business.

2

left: David T. Brown, President and Chief Executive Officer

       Michael H.Thaman, Chairman of the Board and Chief Financial Officer

Our Company is uniquely positioned to take advantage of our world’s need for increased energy efficiency and greenhouse gas reduction. Our insulation products are a key part of the solution to meet the growing recognition that energy efficiency in buildings must be part of any effective greenhouse gas reduction strategy. A recent report by McKinsey & Company stated that insulation is “the single most cost-effective greenhouse gas abatement measure.”* Our glass fiber reinforcement products are critical in producing high-performing, light-weight composites for vehicles, and are the preferred solution for wind-blade manufacturers to make wind a larger part of the global energy supply. We will continue to translate our knowledge of energy efficiency into value for our customers while improving the sustainability of our own processes.

No discussion of our Company and our future would be complete without an acknowledgement of Mike Thaman, Owens Corning’s chairman of the Board and chief financial officer. Mike has been my business partner since 2002 and has played an integral role in every facet of our Company during that time. I am very pleased that he has been selected to become my successor upon my retirement by the end of 2007. He is ideally suited to lead Owens Corning into the future.

As stewards of our Company, we understand and appreciate our role in creating shareholder value

Owens Corning is committed to delivering strong operational cash flows that foster growth and innovation. We will use this cash to reinvest in our core businesses, pursue strategic acquisitions and grow globally. We also intend to support total returns to our shareholders through our Board-approved share buy-back program. This is a balanced approach to the use of cash, and one that we believe will add value to our Company.

As we move forward, our approach to business will continue to be guided by a clear focus on sustainable growth led by the people of Owens Corning. Our extraordinary employees and the positive demographics of our diverse end-use markets combine to create a bright future for Owens Corning.

David T. Brown

President and Chief Executive Officer

May 30, 2007

*	McKinsey & Company Report on Greenhouse Gas Reduction, 2007

CEO Brown to retire in 2007; CFO Thaman to succeed Mr. Brown

On April 18, 2007, it was announced that President and Chief Executive Officer Dave Brown plans to retire in 2007. Upon his retirement, Mr. Brown will be succeeded by Mike Thaman, who currently serves as chairman of the Board and chief financial officer. In his new role, Mr.Thaman will retain the title and responsibilities of chairman of the Board.

Mr. Thaman, 43, will become the seventh CEO in Owens Corning’s 69-year history. He has been Owens Corning’s chief financial officer since 2000. Mr. Thaman was named to the Company’s Board of Directors in 2002 and was named chairman of the Board later that year. Prior to being named CFO, Mr. Thaman held the positions of president of Owens Corning’s Exterior Systems business in North America and of its Engineered Pipe business in Europe. During his 15 years at Owens Corning, he has lived in the United States, Canada and Belgium.

Owens Corning 2006 summary annual report      3

our company

our heritage

Three pioneers who led to the founding of Owens Corning in 1938 were inducted into the National Inventors Hall of Fame in May 2006 for inventing the process for making glass fibers in commercial quantities. That spirit of innovation continued in 2006 with a focus on new product development, process improvements to reduce manufacturing costs and our environmental footprint, and empowering our people to find new ways of delivering improved productivity. Owens Corning invests $60 million each year in Science & Technology to deliver new solutions to its customers that transform markets over time.

Owens Corning’s pipeline of innovation introduced new products in 2006 that continued its legacy of turning knowledge into value for customers. One example is HiPer-tex™ WindStrand™ reinforcements that make wind blades lighter and more durable in harnessing wind energy. New innovative products position Owens Corning for continued organic growth.

Our scientists are focused on continuously refreshing existing product lines with the addition of new performance-enhancing technologies that add customer value. One example is the recent launch of the Duration™ Series roofing shingle with SureNail® technology, a breakthrough product that improves productivity for the installer. Owens Corning is also continuously refreshing the colors and textures of roofing shingles and Cultured Stone® products.

By also focusing research and development resources on processes, Owens Corning is finding new ways to eliminate steps, simplify operations, reduce resource intensity and improve the asset efficiency of its manufacturing operations.

our re-listing

Owens Corning emerged from asbestos-related Chapter 11 on Oct. 31, 2006. The company re-listed on the New York Stock Exchange and began trading on Nov. 1, 2006 under the symbol OC. Owens Corning emerged from Chapter 11 as a stronger company in a solid financial position with an investment-grade credit rating. The company has a balanced product portfolio in diverse end markets and strong cash flow generation. Most importantly, Owens Corning permanently resolved its asbestos liability with the establishment of a 524(g) Trust.

4

our products

Owens Corning’s insulation products help reduce the use of energy in residential, commercial and industrial buildings. Fiberglass and foam insulations continue to save energy year after year for as long as they remain in place.

Improving the thermal efficiency of buildings with insulation also reduces greenhouse gas emissions. The products Owens Corning sells each year are responsible for the prevention of more than one billion tons of greenhouse gas emissions throughout their service life. That equals the annual emissions of 200 million passenger cars or the use of two billion barrels of oil.

Owens Corning is the leading provider of glass fiber reinforcements that are used to produce blades for wind turbines that generate electricity from a renewable resource. The company’s reinforcement products enable wind-blade fabricators to make longer blades that can generate more and less-expensive energy, making wind a more cost-effective energy resource.

Automotive components made from our composite materials make vehicles lighter, reduce noise and greatly improve fuel efficiency. Composites allow automakers to consolidate parts and reduce total system costs.

our people

Owens Corning is defined by its extraordinary people. Each day, 19,000 Owens Corning employees around the world work to redefine what is possible by consistently elevating their performance and the results of the team as a whole. Owens Corning has a talented, engaged team of people who put their best thinking into eliminating waste from operations and delivering solutions to our customers.

Our people at Owens Corning Science & Technology centers around the world are pursuing new innovations every day that deliver solutions, transform markets and enhance lives.

The strength of Owens Corning’s people is diversity – a business imperative that is critical to the continued success of our company. The power of a diverse workforce is the ability to leverage its individual differences. The result is a stronger team that is able to deliver innovations that transform markets. We continually strive to build a workforce and supplier network that reflects the diversity of the markets, communities and customers we serve.

Owens Corning 2006 summary annual report      5

our company

global growth

Owens Corning expanded globally with key acquisitions in Europe and Asia in 2006. The acquisition of a manufactured stone veneer producer in Europe and the launch of manufactured stone veneer production capacity in China furthers the company’s global expansion into the building materials market.

In 2006, Owens Corning announced a planned joint venture with Saint-Gobain that combines Owens Corning’s reinforcements business with Saint-Gobain’s reinforcements and composites businesses to form a new company. The joint venture will transform the market by delivering improved technologies and an expanded product range to customers around the world. Following regulatory approval, the joint venture is targeted to close in the second half of 2007.

Owens Corning also furthered its global footprint in Composite Solutions with the acquisition of composite and glass-fiber manufacturing capacity in Japan and doubling its glass fabric knitting production capacity in India.

sustainability

Owens Corning is committed to operating its businesses with three balanced outcomes: economic growth, environmental stewardship and social progress. As a result, the company creates value for its customers and shareholders, positively impacts the environment and enhances the lives of those with whom we interact.

Today’s awareness of environmental and energy conservation provides Owens Corning with a significant market growth opportunity. According to a study by the Harvard University School of Public Health, insulating existing homes to current standards would save 800 trillion BTUs each year, which is equal to 76 supertankers of crude oil.

Sustainability is at the heart of Owens Corning innovations. Company scientists have found new ways to increase the use of post-industrial and post-consumer recycled content in its products. These increases are the result of both enhanced product design and manufacturing processes, allowing more recycled content from additional sources. New processes in manufacturing have reduced the amount of energy used to make Owens Corning products by 18 percent since 2002.

6

safety

Owens Corning’s commitment to safety is unconditional. The company’s philosophy is that working safely is everyone’s responsibility. The acceptance of that responsibility by employees throughout the organization has substantially reduced its rate of injuries in recent years. Owens Corning has reduced its number of employee injuries by 70 percent since 2002.

Working safely is a condition of employment at Owens Corning because we want our employees to be able to live injury-free lives. We believe that all accidents are preventable, and actively take steps to reduce the risk of accidents in the workplace.

In 2006, Owens Corning strengthened its Lock-Tag-Try program in manufacturing facilities to ensure safety while machinery is in operation. In 2007, the company is implementing a new system for proactive safety management. The Safety Assessment for Effectiveness (SAFE) program will help our individual facilities measure, prioritize and improve their safety practices.

our communities

Owens Corning is committed to operating in ways that meet the needs of the present without compromising the world we leave to the future. The company extends that philosophy to each community where it maintains operations.

Recognizing the importance of investing in the future, Owens Corning sets education and housing as key priorities in community engagement. From our strong partnership with Habitat for Humanity to our national partnership with HomeAid America, Owens Corning is committed to helping families and children live well, learn and thrive.

In 2006, we expanded our partnership with Habitat for Humanity and helped to improve housing conditions for families working to make a new beginning. With support from the Owens Corning Foundation and the donation of Owens Corning building materials, we extended our reach to more than 80 homes, including support of Habitat’s Operation Home Delivery Program that helped rebuilding efforts in New Orleans, Louisiana resulting from the destruction caused by Hurricane Katrina.

Owens Corning 2006 summary annual report      7

insulating systems

delivering energy efficiency Owens Corning is focused on enhancing the energy efficiency and acoustics of new construction and existing buildings by delivering solutions that make homes more comfortable and quiet, and reduce greenhouse gas emissions.

insulating systems is pursuing a long-term strategy to maximize the thermal efficiency of residential, commercial and industrial buildings through an expanding portfolio of solutions. By delivering new innovations that improve building energy efficiency and noise control, Owens Corning insulating products help its customers differentiate themselves and outperform the market.

In 2006, Owens Corning accelerated its marketing initiatives designed to boost insulation use in an environment where home comfort and energy conservation is of growing importance. These include providing builders with tools to fully utilize the U.S. Energy Policy Act of 2005; actively promoting state building-code upgrades; marketing the comfort, acoustical and energy-saving benefits of Owens Corning Duct Solutions, and advancing noise-control solutions for new home buyers.

Owens Corning insulation is part of the green solution to today’s need for energy efficiency and greenhouse gas reduction. Our fiberglass insulation has the highest level of certified recycled content in North America* and is GREENGUARD Certified™, which means it meets strict indoor air-quality standards.

By increasing the thermal efficiency of residential, commercial and industrial buildings, Owens Corning insulating products can help dramatically reduce greenhouse gas emissions. Owens Corning is focused on delivering new products in 2007 and beyond that make energy conservation easier for the customer, and grow the company’s position as the leading supplier for energy-conserving residential, commercial and industrial insulating products.

investment in innovation is a key part of Owens Corning’s strategy to enable its customers to outperform the market. The company’s innovative products for new construction include a portfolio of QuietZone™ noise-control solutions and marketing programs that encourage energy conservation at a substantial savings. These initiatives will help builders sell more energy-efficient and acoustically sound homes that meet customers’ needs. Within existing homes, one example of new product innovation is AttiCat™, a new system that drives market growth by making energy efficiency practical for the customer by reducing the time and complexity of adding attic insulation.

China, Mexico and Latin America are key markets that continued to deliver double-digit growth in insulation demand through 2006. With China realizing the benefits of thermal efficiency and a rapidly growing home-building industry in Mexico and Latin America, Owens Corning will continue to accelerate supply into these growing regions.

Owens Corning 2006 summary annual report      9

composite solutions

transformational growth Owens Corning is taking aggressive steps to fully realize the strong growth potential in the glass fiber reinforcement industry by expanding its global reach and product offering.

composite solutions realized the synergies of the successful integration of the acquisition of a Japanese composites business in 2006. In addition to establishing a composite manufacturing base in Japan, the acquisition equipped Owens Corning with new technologies and innovative products that provided access to new markets.

Owens Corning has been delivering breakthrough products in glass reinforcements throughout its history. In 2006, the combination of complementary technologies gained through its Japanese acquisition continued this heritage of innovation. New High Performance Thermoplastic reinforcements transform the market for composite materials used in high-end electrical and electronic applications in automobiles, appliances and miniature electronic components. These new products provide game-changing technological advantages to design engineers, molders, compounders and original equipment manufacturers.

Owens Corning took the first step in 2006 toward a business initiative that may be viewed by history as the most transformational in its first 70 years. Owens Corning signed a joint-venture agreement with Saint-Gobain that would merge Owens Corning’s reinforcements business with Saint-Gobain’s reinforcements and composites businesses to form a global company in reinforcements and composite fabrics products with worldwide revenues of approximately $1.8 billion. The new company will be called OCV Reinforcements. Subject to customary closing conditions and regulatory approvals, the transaction is targeted to close in the second half of 2007.

Owned 60 percent by Owens Corning, OCV Reinforcements will serve customers with improved technology, an expanded product range and a strengthened presence in both developed and emerging markets. In addition to global growth, the joint venture will present significant opportunities for synergies in each functional area. OCV Reinforcements will further establish Composite Solutions as a core business of Owens Corning, balance the company’s portfolio of businesses and products, and deliver value to customers and shareholders.

global demand for composite materials continues to grow faster than the overall global economy because they offer improved performance in thousands of applications around the world when compared with other materials. Composites are more durable, light-weight, corrosion-resistant and energy efficient than traditional materials like aluminum, steel or wood. With these advantages, composites can help the world reduce its environmental footprint while delivering new innovations that enhance the lives of customers.

Owens Corning 2006 summary annual report      11

roofing and asphalt

America’s preferred roofing brand With 64 percent of this segment’s revenue coming from residential repair and remodeling, Owens Corning’s Roofing and Asphalt segment is well positioned to deliver solid financial performance in 2007 as America’s preferred roofing brand.

roofing and asphalt is focused on a growth strategy that will leverage its assets as an industry leader to strengthen its long-term financial performance.

Based on a recent survey by Marketing Analysts, Inc., Owens Corning shingles are America’s number one roofing brand. In 2007, the company will continue to invest in the strength of its brand loyalty with marketing programs that pull products through distribution channels.

Owens Corning’s new product development and marketing efforts center on continuing to develop the company’s aesthetic and application leadership in the roofing industry. Owens Corning is developing other roofing products that deliver the styles and colors of shingles that are most preferred by customers.

The Duration™ Series roofing shingle with SureNail® technology is a revolutionary Owens Corning innovation that completed its market testing in 2006. The new product line provides customers with an aesthetically pleasing roof that lasts longer with an improved wind performance. Its fast-install extra-wide nailing zone improves productivity for contractors while providing them with a better-performing product to offer customers. The Duration™ Series shingle significantly strengthens the company’s roofing product portfolio with the unique combination of aesthetic appeal and industry-leading ease of application. The new product line is being rolled out to the market throughout 2007.

Laminated shingles, like the Duration™ Series, are the fastest-growing trend in the roofing industry. Owens Corning is aggressively converting contractors and builders to these advanced higher-margin shingles that perform better for the consumer.

product simplification and differentiation are two components of Owens Corning’s growth strategy in roofing products. The company has simplified its roofing product line to make selection choices easier for customers. New product developments like the Duration™ Series shingle differentiate Owens Corning roofing from the competition. Since labor comprises nearly two-thirds of the cost of installing a roof, the productivity savings from a product like Duration™ makes a significant difference for contractors. This helps ensure that Owens Corning will continue to be America’s most preferred roofing shingle.

Owens Corning 2006 summary annual report      13

other building materials and services

boundless market opportunity Owens Corning is poised to capitalize on the rapid market growth of its Cultured Stone® manufactured stone veneer and franchising businesses in 2007. These core growth businesses grew faster than the building materials market in 2006.

other building materials and services expanded its global product offering of manufactured stone veneer products in 2006 with the acquisition of The Modulo/ParMur Group, a leading European producer and distributor of manufactured stone veneer. The acquisition, coupled with a new production facility in China, positions Owens Corning to meet the continued growth in global demand for manufactured stone veneer and expands its global footprint in building materials.

Owens Corning Cultured Stone® gained market share in 2006 with a continued focus on product innovation. According to the American Institute of Architects, two-thirds of architects saw an increase in the design of outdoor living spaces in 2006. Owens Corning is capitalizing on this new trend with Cultured Stone® architectural trim products designed for outdoor living areas.

Cultured Stone® manufactured stone veneer products deliver value to customers by offering a broad and continuously refreshed product line of aesthetically appealing alternatives to other exterior-cladding materials. Manufactured stone veneer products are more cost-effective and weigh less than traditional materials, which offers design flexibility to architects and builders while delivering aesthetic and resale value to homeowners.

the growth focus of Owens Corning’s Construction Services business is franchising. The company’s Basement Finishing System™ franchise has delivered significant year-over-year growth during each of the past several years. Based on company estimates, that market penetration represents only a small percentage of the total available market opportunity. Basement Finishing Systems™ offer homeowners an insulated, finished basement in just a few weeks.

Owens Corning recently expanded its franchise model to include SunSuites™ Sunrooms. This new product innovation allows homeowners to add a home addition that provides significant energy savings and can be professionally installed in less time than traditional construction.

siding solutions comprises Owens Corning’s vinyl products and building materials distribution businesses. While vinyl siding is not new, the business has delivered new advancements in insulated panels and darker colors, new installation programs for builders and expanded logistics services that provide the opportunity for growth.

Vinyl siding is a low-maintenance, cost-effective solution for builders and homeowners that meets a market need for durable home exterior products. As a result, vinyl siding has grown in popularity for homes of all sizes and styles.

Owens Corning 2006 summary annual report      15

condensed consolidated statements of earnings (loss)

	successor(a)	predecessor(a)
(in millions, except per share data)	two months ended December 31, 2006	ten months ended October 31, 2006	twelve months ended December 31, 2005	twelve months ended December 31, 2004

Net sales	$ 909	$ 5,552	$ 6,323	$5,675

Cost of sales	799	4,596	5,165	4,649
Gross margin	110	956	1,158	1,026

Operating expenses

Marketing and administrative expenses	92	445	565	530

Science & Technology expenses	30	50	58	47

Restructuring costs	27	12	–	–

Chapter 11 related reorganization items	10	45	45	54

Provision (credit) for asbestos litigation claims (recoveries) – Owens Corning	–	–	3,365	(24)

Provision (credit) for asbestos litigation claims (recoveries) – Fibreboard	–	(13)	902	–

Employee emergence equity program	6	–	–	–

(Gain) loss on sale of fixed assets and other	5	(76)	(34)	(8)
Total operating expenses	170	463	4,901	599

Earnings (loss) before interest and taxes	(60)	493	(3,743)	427

Interest expense (income), net	29	241	739	(12)

Gain on settlement of liabilities subject to compromise	–	(5,864)	–	–

Fresh-start accounting adjustments	–	(3,049)	–	–

Earnings (loss) before taxes	(89)	9,165	(4,482)	439

Income tax expense (benefit)	(28)	1,025	(387)	227

Earnings (loss) before minority interest and equity in net income (loss) of affiliates	(61)	8,140	(4,095)	212

Minority interest and equity in net loss of affiliates	(4)	–	(4)	(8)
Net earnings (loss)	$ (65)	$ 8,140	$(4,099)	$ 204
Net earnings (loss) per common share

Basic net earnings (loss) per share	$(0.51)	$147.20	$(74.08)	$ 3.68
Diluted net earnings (loss) per share	$(0.51)	$135.89	$(74.08)	$ 3.40

Weighted average number of common shares outstanding and common equivalent shares during the period (in millions)

Basic	128.1	55.3	55.3	55.3

Diluted	128.1	59.9	55.3	59.9

Footnotes to financial information appear on Page 23.

For a compete set of audited consolidated financial statements, including notes, see Owens Corning’s 2006 Annual Report on Form 10-K filed with the

Securities and Exchange Commission. The report is also available at www.owenscorning.com/investors.

16    Owens Corning and subsidiaries

condensed consolidated statements of cash flows

	successor (a)	predecessor (a)
(in millions)	two months ended December 31, 2006	ten months ended October 31, 2006	twelve months ended December 31, 2005	twelve months ended December 31, 2004

Net cash flow from operations
Net earnings (loss)	$ (65)	$ 8,140	$(4,099)	$ 204
Adjustments to reconcile net earnings (loss) to cash provided by (used for) operating activities:
Provision for asbestos litigation claims	–	21	4,277	–
Depreciation and amortization	69	209	234	235
Gain on sale of fixed assets	–	(61)	(14)	(5)
Impairment of fixed assets	–	2	8	7
Change in deferred income taxes	(48)	208	(467)	133
Provision for pension and other employee benefits liabilities	8	83	113	120
Provision for post-petition interest/fees on pre-petition obligations	–	247	735	–
Fresh-start accounting adjustments, net of tax	–	(2,243)	–	–
Gain on settlement of liabilities subject to compromise	–	(5,864)	–	–
Employee emergence equity program	6	–	–	–
Restricted cash	(85)	–	–	–
Payments related to Chapter 11 filings	(131)	–	–	–
Payment of interest on pre-petition debt	(31)	(944)	–	–
Payment to 524(g) Trust	–	(1,250)	–	–
(Increase) decrease in receivables	185	(78)	(94)	(23)
(Increase) decrease in inventories	97	(103)	(42)	(42)
(Increase) decrease in prepaid and other assets	1	(36)	7	(3)
Increase (decrease) in accounts payable and accrued liabilities	30	(107)	160	88
Proceeds from insurance for asbestos litigation claims, excluding Fibreboard	–	18	10	24
Pension fund contribution	(6)	(43)	(49)	(231)
Payments for other employee benefits liabilities	(4)	(23)	(29)	(34)
Increase in restricted cash – asbestos and insurance related	–	(17)	(1)	(22)
Increase in restricted cash, securities, and other – Fibreboard	–	(70)	(15)	(23)
Other	(11)	8	12	21
Net cash flow from operations	15	(1,903)	746	449
Net cash flow from investing
Additions to plant and equipment	(77)	(284)	(288)	(232)
Investment in subsidiaries and affiliates, net of cash acquired	–	(47)	(14)	(96)
Proceeds from the sale of assets or affiliates	–	82	19	8
Net cash flow from investing	(77)	(249)	(283)	(320)
Net cash flow from financing
Payment of equity commitment fees	–	(115)	–	–
Proceeds from long-term debt	5	21	9	–
Payments on long-term debt	(5)	(13)	(31)	(21)
Net increase (decrease) in short-term debt	1	3	(6)	–
Payments to pre-petition lenders	(55)	(1,461)	–	–
Proceeds from issuance of bonds	–	1,178	–	–
Proceeds from issuance of new stock	–	2,187	–	–
Debt issuance costs	–	(10)	–	–
Net decrease in liabilities subject to compromise	–	–	(3)	(5)
Other	–	2	1	2
Net cash flow from financing	(54)	1,792	(30)	(24)
Effect of exchange rate changes on cash	–	6	1	15
Net increase (decrease) in cash and cash equivalents	(116)	(354)	434	120
Cash and cash equivalents at beginning of period	1,205	1,559	1,125	1,005
Cash and cash equivalents at end of period	$1,089	$1,205	$1,559	$1,125
Disclosure of cash flow information
Cash paid during the period for income taxes	$ 8	$ 50	$ 51	$ 38
Cash paid during the period for interest expense	$ 35	$ 951	$ 6	$ 9

Owens Corning and subsidiaries	Owens Corning 2006 summary annual report 17

condensed consolidated balance sheets as of December 31, 2006 and 2005

(in millions)	successor (a) 2006	predecessor (a) 2005
Assets

Current

Cash and cash equivalents	$ 1,089	$ 1,559

Receivables, less allowances of $26 million and $18 million in 2006 and 2005	573	608

Inventories	749	477

Restricted cash – disputed distribution reserve	85	–

Other current assets	56	61
Total current	2,552	2,705

Other

Restricted cash – asbestos and insurance related	–	189

Restricted cash, securities, and other – Fibreboard	–	1,433

Deferred income taxes	549	1,432

Pension-related assets	8	471

Goodwill	1,313	215

Intangible assets	1,298	11

Investments in affiliates	97	77

Other noncurrent assets	132	190
Total other	3,397	4,018

Property, plant and equipment, at cost

Land	188	85

Buildings and leasehold improvements	470	796

Machinery and equipment	1,732	3,346

Construction in progress	171	177
	2,561	4,404

Accumulated depreciation	(40)	(2,392)
Net property, plant and equipment	2,521	2,012
Total assets	$ 8,470	$ 8,735

Footnotes to financial information appear on Page 23.

For a compete set of audited consolidated financial statements, including notes, see Owens Corning’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report is also available at www.owenscorning.com/investors.

18    Owens Corning and subsidiaries

condensed consolidated balance sheets as of December 31, 2006 and 2005

	successor(a)	predecessor(a)
(in millions)	2006	2005

Liabilities and stockholders’ equity (deficit)

Current

Accounts payable and accrued liabilities	$1,081	$ 1,026

Accrued interest	39	741

Short-term debt	1,401	6

Long-term debt – current portion	39	13
Total current	2,560	1,786
Long-term debt	1,296	36

Other

Pension plan liability	312	684

Other employee benefits liability	325	410

Other	247	199

Total other	884	1,293
Liabilities subject to compromise	–	13,520
Company-obligated securities of entities holding solely parent debentures – subject to compromise	–	200
Minority interest	44	47

Stockholders’ equity (deficit)

Successor preferred stock, par value $.01 per share; 10 million shares authorized; none issued	–	–

Successor common stock, par value $.01 per share; 400 million shares authorized; 130.8 million shares (including 28.2 million shares issued January 4, 2007)issued and outstanding	1	–

Predecessor common stock, par value $.10 per share; authorized 100 million shares; 55.3 million shares issued and outstanding	–	6

Additional paid in capital	3,733	692

Accumulated deficit	(65)	(8,546)

Accumulated other comprehensive income (loss)	17	(299)
Total stockholders’ equity (deficit)	3,686	(8,147)
Total liabilities and stockholders’ equity (deficit)	$8,470	$ 8,735

Owens Corning and subsidiaries	Owens Corning 2006 summary annual report 19

five-year reconciliation of net income to adjusted EBIT

	combined(a)	successor(a)
(in millions of dollars)	twelve months ended December 31, 2006	two months ended December 31, 2006
Net sales	$ 6,461	$909

Cost of sales	5,395	799

Gross margin	1,066	110

Operating expenses

Marketing & administrative expenses	537	92

Science & technology expenses	80	30

Restructure costs	39	27

Chapter 11 related reorganization costs	55	10

Provision for asbestos litigation claims	(13)	–

Employee emergence equity program	6	6

(Gain) loss on sale of fixed assets and other	(71)	5
Total operating expenses	633	170

Earnings (loss) before interest and taxes	433	(60)

Interest expense, net	270	29

Gain on settlement of liabilities subject to compromise	(5,864)	–

Fresh-start accounting adjustments	(3,049)	–
Earnings (loss) before taxes	9,076	(89)

Income tax expense (benefit)	997	(28)

Earnings before minority interest and equity in net earnings (loss) of affiliates	8,079	(61)

Minority interest and equity in net earnings (loss) of affiliates	(4)	(4)

Cumulative effect of change in accounting principle, net of tax	–	–

Net earnings (loss)	$ 8,075	$(65)

Reconciliation to adjusted earnings before interest and taxes (b)

Net earnings (loss)	$ 8,075	$(65)

Minority interest and equity in net earnings (loss) of affiliates	(4)	(4)

Cumulative effect of change in accounting principle, net of tax	–	–

Earnings (loss) before minority interest and equity in net earnings (loss) of affiliates	8,079	(61)

Income tax expense (benefit)	997	(28)

Earnings (loss) before taxes	9,076	(89)

Gain on settlement of liabilities subject to compromise	(5,864)	–

Fresh-start accounting adjustments	(3,049)	–

Interest expense, net	270	29

Earnings (loss) before interest and taxes	433	(60)

Adjustments to remove items impacting comparability

Provision for asbestos litigation	(13)	–

Chapter 11 related reorganization items	55	10

Impact of inventory write-up	44	44

In-process research & development	21	21

Restructuring activities	55	44

Gain on sale of metals	(45)	–

Other	19	12

Total adjustments to remove items impacting comparability	136	131

Adjusted earnings before interest and taxes (b)	$ 569	$ 71

Depreciation and amortization	278	69

Footnotes to financial information appear on Page 23.

For a compete set of audited consolidated financial statements, including notes, see Owens Corning’s 2006 Annual Report on Form 10-K filed with the

Securities and Exchange Commission. The report is also available at www.owenscorning.com/investors.

20    Owens Corning and subsidiaries

		predecessor(a)
ten months ended October 31, 2006	twelve months ended December 31, 2005	twelve months ended December 31, 2004	twelve months ended December 31, 2003	twelve months ended December 31, 2002
$ 5,552	$ 6,323	$5,675	$4,996	$ 4,872

4,596	5,165	4,649	4,170	4,130

956	1,158	1,026	826	742

445	565	530	438	505

50	58	47	43	42

12	–	–	(2)	61

45	45	54	85	96

(13)	4,267	(24)	(5)	2,351

–	–	–	–	–

(76)	(34)	(8)	–	–

463	4,901	599	559	3,055

493	(3,743)	427	267	(2,313)

241	739	(12)	8	16

(5,864)	–	–	–	–

(3,049)	–	–	–	–

9,165	(4,482)	439	259	(2,329)

1,025	(387)	227	145	31

8,140	(4,095)	212	114	(2,360)

–	(4)	(8)	1	(8)

–	–	–	–	(441)

$ 8,140	$ (4,099)	$ 204	$ 115	$(2,809)

$ 8,140	$ (4,099)	$ 204	$ 115	$(2,809)

–	(4)	(8)	1	(8)

–	–	–	–	(441)

8,140	(4,095)	212	114	(2,360)

1,025	(387)	227	145	31

9,165	(4,482)	439	259	(2,329)

(5,864)	–	–	–	–

(3,049)	–	–	–	–

241	739	(12)	8	16

493	(3,743)	427	267	(2,313)

(13)	4,267	(24)	(5)	2,351

45	45	54	85	96

–	–	–	–	–

–	–	–	–	–

11	–	–	34	166

(45)	(7)	–	–	–

7	(18)	(5)	–	–
5	4,287	25	114	2,613

$ 498	$ 544	$ 452	$ 381	$ 300

209	234	235	211	209

Owens Corning 2006 summary annual report      21

business segment information

	combined(a)	successor(a)	predecessor(a)
(in millions)	twelve months ended December 31, 2006	two months ended December 31, 2006	ten months ended October 31, 2006	twelve months ended December 31, 2005

Net sales

Insulating Systems	$2,097	$331	$1,766	$ 1,976

Roofing and Asphalt	1,723	167	1,556	1,806

Other Building Materials and Services	1,260	178	1,082	1,234

Composite Solutions	1,560	245	1,315	1,495

Total reportable segments	6,640	921	5,719	6,511

Corporate Eliminations	(179)	(12)	(167)	(188)
Consolidated	$6,461	$909	$5,552	$ 6,323

Earnings before taxes

Insulating Systems	$ 467	$ 59	$ 408	$ 424

Roofing and Asphalt	72	(23)	95	139

Other Building Materials and Services	13	(4)	17	17

Composite Solutions	159	34	125	139
Total reportable segments	$ 711	$ 66	$ 645	$ 719
Reconciliation to earnings (loss) before taxes

Chapter 11 related reorganization items	$ (55)	$(10)	$ (45)	$ (45)

Credit (provisions) for asbestos litigation claims	13	–	13	(4,267)

Restructure costs and other (charges) credits	(68)	(50)	(18)	18

Employee emergence equity program	(6)	(6)	–	–

Impact of fresh-start accounting	(65)	(65)	–	–

General corporate income (expense)	(97)	5	(102)	(168)

Interest expense, net	(270)	(29)	(241)	(739)

Gain on settlement of liabilities subject to compromise	5,864	–	5,864	–

Fresh-start accounting adjustments	3,049	–	3,049	–
Reconciliation to consolidated earnings (loss) before taxes	$9,076	$(89)	$9,165	$(4,482)

22    Owens Corning and subsidiaries

quarterly financial information

	predecessor				successor
				one month ended	two months ended
	quarter			October 31,	December 31,
(in millions, except per share data)	first	second	third	2006	2006

Net sales	$1,601	$1,722	$1,661	$ 568	$ 909

Cost of sales	1,332	1,426	1,368	470	799

Gross margin	269	296	293	98	110

Credit for asbestos litigation recoveries	(3)	–	(10)	–	–

Income (loss) from operations	115	168	159	51	(60)

Interest expense, net	65	86	71	19	29

Gain on cancellation of liabilities subject to compromise	–	–	–	(5,864)	–

Fresh-start accounting adjustments	–	–	–	(3,049)	–

Income tax expense (benefit)	(10)	(169)	25	1,179	(28)

Net income (loss)	63	251	62	7,764	(65)

Net income (loss) per share:

Basic net income (loss) per share	$1.14	$4.54	$1.13	$140.4	$(0.51)

Diluted net income (loss) per share	$1.05	$4.19	$1.04	$129.6	$(0.51)

footnotes to financial information

(a)

As a result of the application of fresh-start accounting on October 31, 2006, the financial results of the Company for the two-month period ending December 31, 2006 are presented as “successor” and the financial results of the Company for the periods through October 31, 2006 are presented as “predecessor.” Because the successor Company is considered a new entity, there are no GAAP financial statements that combine the two periods in 2006. However, for the convenience of the reader, a column combining the results of these periods is included.

(b)

When reviewing the operating performance of the Company with its Board of Directors and employees, management uses adjusted earnings before interest and income taxes. To calculate adjusted earnings before interest and taxes, management excludes certain items from net earnings and earnings before interest and taxes, including those related to the Company’s former Chapter 11 proceedings, former asbestos liabilities, and restructuring and other activities, so as to improve comparability over time. These items are further described in the five-year reconciliation of net earnings to adjusted earnings before interest and taxes presented on Page 20.

Owens Corning and subsidiaries	Owens Corning 2006 summary annual report 23

board of directors

Norman P. Blake, Jr. (65)

Former Chairman, President and Chief Executive Officer of Comdisco, Inc. and served as the chief executive of several other companies. Awarded the Ellis Island Medal of Honor. Director since 1992.1, 4, 5

David T. Brown (58)

President and Chief Executive Officer since 2002. Served as Executive Vice President and Chief Operating Officer. Serves as a Director of BorgWarner, Inc. Director since 2002.5

Gaston Caperton (67)

President and Chief Executive Officer of The College Board. Former Governor of the State of West Virginia. Serves as a Director of United Bankshares, Inc., Energy Corporation of America and Prudential Financial. Director since 1997.2, 3, 5

William W. Colville (72)

Retired. Former Senior Vice President, General Counsel and Secretary of the Company. Serves as a Director of Nordson Corporation. Director since 1995.2, 4

Ralph F. Hake (58)

Former Chairman and Chief Executive Officer of the Maytag Corporation. Served as a Director for the National Association of Manufacturers and is a current Director of ITT Industries. Director since 2006.1, 4

F. Philip Handy (62)

Chief Executive Officer of Strategic Industries. Serves as a Director of Anixter International, Inc., Rewards Network, Inc., and WCI Communities. Also Vice Chairman of the National Board of Education Sciences. Director since 2006.2, 3

Landon Hilliard (67)

Partner with Brown Brothers Harriman & Company. Serves as a Director of Norfolk Southern Corporation, Western World Insurance Company and Russell Reynolds Associates, Inc. Director since 1989.2, 3, 5

Ann Iverson (63)

President and Chief Executive Officer of International Link. Serves as a Director of Shoe Pavillion. Former Chief Executive Officer of Laura Ashley, Kaybee Toys and Mothercare. Director since 1996.1, 3

James J. McMonagle (62)

Of Counsel at Vorys, Sater, Seymour & Pease LLP. Serves a Director and Chairman for the Board of Selected Family Funds. Director since 2007.2, 3

W. Howard Morris (46)

Managing Partner of Prairie & Tireman Equity Investments. Former Vice President and Senior Portfolio Manager of Comerica Asset Management. Director since 2007.1,4

Joseph F. Neely (66)

NonExecutive Chairman of GoldToe Moretz, Inc. Served as Senior Vice President of Sara Lee Corporation. Director since 2006.1, 3

W. Ann Reynolds (69)

Former President, University of Alabama, Birmingham; Former Chancellor, City University of New York and the California State University System. Serves as a Director of Humana, Inc., Abbott Laboratories, Invitrogen Corporation and the Post-Gazette, Champaign, Illinois. Director since 1993.1, 4, 5

Robert B. Smith, Jr. (69)

A Director of the Virginia Environmental Endowment. Served in various positions relating to the U.S. Senate. Director since 2004.2, 4

Marc Sole (36)

Senior Vice President at D. E. Shaw & Co., L.P. Serves as a Director of Schuff International and various private companies. Director since 2006.2,3

Michael H.Thaman (43)

Chairman of the Board since 2002. Chief Financial Officer since 2000. Served as business unit President in 1999. Serves as a Director of Florida Power & Light Group, Inc. Director since 2002.5

Daniel K.Tseung (35)

Managing Director of Sun Hung Kai Properties Direct Investments Ltd. Serves as a Director of RCN Corporation and Chinacast Education Corporation. Director since 2006.1,4

1	Audit Committee
2	Finance Committee
3	Compensation Committee
4	Governance and Nominating Committee
5	Executive Committee

24    Owens Corning and subsidiaries

corporate officers        David Brown    President & Chief Executive Officer

MichaelThaman    Chairman & Chief Financial Officer    Joseph High    Senior Vice President,

Human Resources    David Johns    Senior Vice President, CIO & Chief Supply Chain Officer

Stephen Krull    Senior Vice President,    General Counsel & Secretary

Sheree Bargabos President, Roofing and Asphalt Brian Chambers President, Siding Solutions Chuck Dana

President, Composite Solutions Roy Dean President, Insulating Systems Bill LeBaron President, Construction Services

Chuck Stein President, Cultured Stone ® Frank O’Brien-Bernini Vice President, Chief Research & Development and Sustainability Officer Ron Ranallo Vice President & Corporate Controller RalphThan Vice President, Finance & Treasurer

corporate information corporate address Owens Corning World Headquarters One Owens Corning Parkway Toledo, Ohio 43659 USA 1.419.248.8000 stock exchange listing & symbol New York Stock Exchange (OC) transfer agent & registrar

American Stock Transfer & Trust Company 1.800.937.5449 auditors PricewaterhouseCoopers LLP for additional information, contact Scott Deitz Vice President, Investor Relations & Corporate Communications 1.419.248.8935

www.owenscorning.com/investors investorrelations@owenscorning.com product information/ literature requests

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